SUBSCRIPTION AGREEMENT

      THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into as of May 20, 2004, by and between Adzone Research, Inc., a Delaware corporation (the "Company"), and The Nutmeg Group, L.L.C., a US Virgin Islands limited liability company (the "Purchaser").

      1. Subscription. Subject to the terms and conditions contained herein, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Purchaser, a certain number of shares of the Company's Common Stock (the "Common Stock"), and warrants to purchase additional shares of Common Stock (the Common Stock and warrants referred to as the "Securities"), for an aggregate purchase price of up to $1,750,000 (the "Purchase Price"). The number of shares issuable to Nutmeg (the "Applicable Number") will equal the Purchase Price by Nutmeg, divided by the lesser of:

      (a) $.20, or

      (b) fifty-seven percent (57%) of the average closing bid price for Common Stock on the two trading days immediately prior to Closing of such traunche, or

      (c) fifty-seven percent (57%) of the average closing bid price for Common Stock on the two trading days immediately prior to the date on which the registration statement (as described in the Registration Rights Agreement) is declared effective,

      (the lesser of (a), (b) and (c) being hereinafter referred to as the "Fixed Price").

      Purchaser will be issued Warrants (hereinafter "Warrants") exercisable into such number of shares of Common Stock as is equal to 50% of the Purchase Price paid by Nutmeg, divided by the Fixed Price. The Common Stock into which the Warrants are exercisable will have piggyback registration rights, and the Warrants will be transferable. Unexercised Warrants will expire December 31, 2008 ("Warrant Expiration Date"). Warrants will be exercisable into Common Stock at a price equal to 125% of fifty-seven percent (57%) of the average closing bid price for Common Stock on the two trading days immediately prior to the filing with the Securities and Exchange Commission of the registration statement (as described in the Registration Rights Agreement).

      The $1,750,000 Purchase Price will be payable by Purchaser, in three traunches. The first traunche will be a minimum of $400,000 and shall occur no later than May 20, 2004. The second traunche will be an amount equal to $1,000,000 minus the amount of funds received from the first traunche and shall occur no later than June 4, 2004. The third traunche will be at the option of the Company for an amount of $750,000 and shall occur within 5 days of the date on which the registration statement registering the Securities is declared effective.

      Conditioned upon the Closing, Nutmeg will receive at each Closing: a fixed non-accountable allowance to cover due diligence expenses of one percent (1%) of the total amount raised pursuant to such Closing, plus a flat non-accountable expense allowance of $10,000 to cover legal, escrow fees and miscellaneous costs. At the election of Nutmeg, or its designees, any or all of the foregoing compensation and expense allowances can be taken in kind, pursuant to the same terms and conditions as that of an investment herein, for a like amount.


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

      Nutmeg or its designee shall also be entitled to a commission of 5% of any and all amounts received, directly or indirectly, by the Company and/or its principals as a consequence of a merger, license or any other similar arrangement or remuneration as a consequence of the efforts of Nutmeg or its designee or agent. All references to the "Company" shall include associates, and any individual, corporation, organization, firm or company, of which the Company is a member, employee, principal, party to, or from which such it would otherwise benefit financially, directly or indirectly.

      Closing. The closing (the "Closing") of the purchase and sale of the Securities shall take place at the offices of the Company, the Company will deliver to the Purchaser certificates for the Shares and the warrant agreement against payment to the Company of the Purchase Price by wire transfer or other acceptable consideration designated by the Company.

      Conditions to Obligations of the Purchaser. The Purchaser's obligation to purchase the Securities at the Closing is subject to the fulfillment (or waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

      Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at the time of the Closing, except as such representations and warranties are affected by the consummation of the transactions contemplated by this Agreement.

      Performance by the Company. The Company shall have duly performed and complied in all material respects with all agreements and conditions contained in this Agreement and required to be performed or complied with by the Company at or prior to the Closing.

      Nonfulfillment of Conditions. If any of the conditions specified in
Section 3 shall not have been fulfilled at or prior to the Closing, the Purchaser shall be relieved of all further obligations under this Agreement, without thereby waiving any other rights the Purchaser may have by reason of such nonfulfillment.

      Conditions to Obligations of the Company. The obligations of the Company to issue and sell the Securities to the Purchaser at the Closing shall be subject to the fulfillment (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

      1.1 Accuracy of the Purchaser's Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects when made and at the time of the Closing.

      1.2 Performance by the Purchaser. The Purchaser shall have duly performed and complied in all material respects with all agreements and conditions contained in this Agreement and required to be performed or complied with by the Purchaser at or prior to the Closing, including but not limited to payment to the Company of the Purchase Price for the Securities in immediately available funds.

      2. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

      2.1 Corporate Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has all requisite corporate power and authority to own or lease its properties and to carry on its business as presently conducted.

      2.2 Authorization. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

      2.3 No Conflict or Violation. Subject to the Company obtaining stockholder approval to increase its authorized common stock, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate, conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of the Company, (b) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which the Company is subject or (c) violate, conflict with or result in a breach of any applicable rule or regulation of any federal, state, local or other governmental authority.

      2.4 Stock. The Securities to be issued to the Purchaser pursuant to this Agreement are duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

      3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

      3.1 Authorization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the USVI and has all requisite power and authority to execute and deliver this Agreement and to subscribe for and purchase the Securities hereunder. This Agreement and the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and is the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms.

      3.2 No Conflict or Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate, conflict with or result in a breach of or constitute a default under any provision of the limited liability company agreement of the Purchaser,
(b) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject or (c) violate, conflict with or result in a breach of any applicable rule or regulation of any federal, state, local or other governmental authority.

      3.3 Access to Information; Investigation. The Purchaser made, either alone or together with its advisors ------------------------------------ (if any), such independent investigation of the Company, its management and related matters as the Purchaser deemed to be, or such advisors (if any) have advised to be, necessary or advisable in connection with an investment in the Securities. The Purchaser and its advisors (if any) have received all information and data that the Purchaser and such advisors (if any) believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Shares..

      3.4 Information Regarding the Purchaser. The Purchaser is (a) not an "underwriter" within the meaning of the Securities Act of 1933 or otherwise, and
(b) not otherwise acting as a placement agent, broker or dealer in connection with its acquisition of the Securities. distribution.

      3.5 Investment Intent. Such Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

      3.6 Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants or receives any shares of Common Stock it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act. Such Purchaser has not been formed solely for the purpose of acquiring the Securities. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

      3.7 Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

      3.8 General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

      t 6 0 3.9 Reliance on Representations and Warranties of the Purchaser. The Purchaser understands and acknowledges that the Company is relying on the representations and warranties made by the Purchaser in this Agreement in connection with the transactions contemplated hereby.

      3.10 Indemnification. Each party (the "Indemnifying Party") will indemnify and hold the other parties and their directors, officers, shareholders, partners, employees and agents (each, an "Indemnified Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Indemnified Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Indemnifying Party in this Agreement. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing,
(ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Agreement (i) for any settlement by an Indemnified Party effected without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party's breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement.

      4. Amendments and Waivers. This Agreement may be amended and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each party to be bound thereby. No provision of this Agreement shall be deemed to have been waived, unless such waiver is contained in a written notice given to the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

      5. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Purchaser or by the Company in connection with the transactions contemplated by this Agreement shall survive the Closing Date and shall remain in full force and effect for three years thereafter. All covenants and agreements contained in this Agreement shall survive the Closing Date indefinitely until, by their respective terms, they are no longer operative. No claims shall be made after the date on which the applicable representation or warranty upon which such claim was based ceases to survive pursuant to this Section; provided, however, that the expiration of any representation or warranty under this Section shall not affect any claim made in good faith prior to the date of such expiration.

      6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

      7. Notices. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

                  If to the Company, at:

                           Charles Cardona
                           Adzone Research, Inc.
                           4062 Grumman Blvd
                           Ste 201
                           Calverton, NY  11933

                           With copy to:

                           DARRIN M. OCASIO, ESQ.
                           SICHENZIA ROSS FRIEDMAN FERENCE LLP
                           1065 Avenue of the Americas, 21st flr.
                           New York, New York 10018
                           tel: 212-930-9700
                           fax:212-930-9725
                           dmocasio@srffllp.com

                 If to the Purchaser, at:

                           Randall S. Goulding
                           The Nutmeg Group, L.L.C.
                           3366 Commercial
                           Northbrook IL 60062
                           Phone:(847) 291-7711; Fax:(253) 736-0134

      All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the parties shall hereafter notify the other in accordance with this Section, of any change of address or telecopy number to which notice is required to be mailed.

      8. Governing Law; Enforcement. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois applicable to contracts made in that state, without giving effect to the conflicts of laws principles thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties are entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Illinois or in Illinois state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Illinois.

      9. Disputes. The parties agree to submit any dispute arising under this Agreement to arbitration to be held in Illinois. Arbitration shall be by a single arbitrator experienced in the matters at issue selected by the parties in accordance with the commercial arbitration rules of the Better Business Bureau or the American Arbitration Association. The decision of the arbitrator shall be final and binding as to any matter submitted to him under this Agreement. All costs and expenses incurred in connection with such arbitration proceeding shall be borne by the party against whom the decision is rendered.

      10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

      12. Entire Agreement. This Agreement and the Letter Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties.

      13. No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any parties other than the Company and the Purchaser and no person shall assert any rights as third-party beneficiary hereunder.

      14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                            ADZONE RESEARCH, INC.:



                            By:
                               -----------------------------------------------
                            Its:
                                ----------------------------------------------



                            THE NUTMEG GROUP, L.L.C.


                            By:
                               -----------------------------------------------
                            Its:
                                ----------------------------------------------


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